UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 12, 2012

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, Florida 33496

(Address of principal executive offices) (Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On March 12, 2012, Office Depot announced the early settlement of its tender offer for its previously announced cash tender offer (the “Offer”) to purchase up to $250,000,000 aggregate principal amount of its outstanding 6.25% Senior Notes due 2013 (the “Notes”) pursuant to its offer to purchase dated February 17, 2012 (the “Offer to Purchase”) will occur on March 14, 2012 (“Early Settlement Date”). The Offer provides for early settlement of all Notes that were tendered by 5:00 p.m., New York City time, on March 2, 2012 (the “Early Tender Date”).

As previously announced, as of the Early Tender Date, Office Depot received valid tenders from holders of approximately $359,185,000 in aggregate principal amount of the Notes. The aggregate amount of Notes validly tendered as of the Early Tender Date exceeds the Tender Cap ($250,000,000 in aggregate principal amount of the Notes). The Notes that were validly tendered will be prorated to match the Tender Cap. Holders who validly tendered their Notes at or prior to the Early Tender Date will be eligible to receive the Total Consideration of $1,050.00 per $1,000 principal amount of Notes, which includes the Early Tender Payment of $30.00 per $1,000 principal amount of Notes, for Notes that are accepted for purchase pursuant to the Offer. Except as required by applicable law, previously validly tendered Notes cannot be withdrawn after the Withdrawal Deadline, which also occurred at 5:00 p.m., New York City time, on March 2, 2012.

Office Depot expects that the conditions to the Offer (including the Financing Condition) will be satisfied or waived as of the Early Settlement Date. Pursuant to its terms, the Offer will remain open until the tender offer expiration date, 12:00 midnight, New York City Time on March 16, 2012.

The foregoing is qualified by reference to the press release that is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, regarding early settlement date of tender offer, dated March 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized

OFFICE DEPOT, INC.

Date: March 12, 2012	By:	/s/ Elisa D. Garcia C.
Elisa D. Garcia C.
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, regarding early settlement date of tender offer, dated March 12, 2012